UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 17, 2018

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 17, 2018, the board of directors of MidWestOne Financial Group, Inc. (the “Company”), on the recommendation of the Company's Nominating and Corporate Governance Committee, appointed Larry D. Albert as a director of the Company. Mr. Albert's appointment is effective upon the retirement of John M. Morrison, which is expected to occur on or about October 1, 2018, and his term will expire in 2020. Mr. Albert, currently serves on the board of directors of MidWestOne Bank, and formerly served on the board of directors of the Company from the completion of our merger with Central Bancshares, Inc. in May 2015, until April 2016, pursuant to the terms of the merger agreement with Central. Mr Albert also previously served as an Executive Vice President of the Company from May 2015 until his retirement in August 2015.
Mr. Albert will receive the same compensation for his service as a director as the other non-employee directors, prorated for his service in 2018. The committee or committees on which Mr. Albert will serve, if any, have not yet been determined by the board of directors.
A copy of the press release announcing the appointment of Mr. Albert to the position of Director is attached hereto as Exhibit 99.1.
Item 8.01.     Other Events.
On July 17, 2018, the board of directors of the Company declared a cash dividend of $0.195 per share payable on September 17, 2018, to shareholders of record as of the close of business on September 1, 2018. The press release is attached as Exhibit 99.1.
Item 9.01.     Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Description

99.1	MidWestOne Financial Group, Inc. Press Release dated July 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	July 18, 2018	By:	/s/ BARRY S. RAY
Barry S. Ray
Senior Vice President and Chief Financial Officer